UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SomaLogic, Inc.

(Name of Registrant as Specified in its Charter)

Madryn Asset Management, LP

Madryn Health Partners, LP

Madryn Health Partners (Cayman Master), LP

Madryn Health Advisors, LP

Madryn Health Advisors GP, LLC

Madryn Select Opportunities, LP

Madryn Select Advisors, LP

Madryn Select Advisors GP, LLC

Avinash Amin

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On January 2, 2024, Madryn Asset Management, LP (collectively with its affiliates, “Madryn”) emailed stockholders in connection with SomaLogic, Inc.’s (“SomaLogic”) special meeting of stockholders (the “Special Meeting”). A copy of the email is attached hereto as Exhibit 1 and incorporated herein by reference.

IMPORTANT ADDITIONAL INFORMATION

Madryn Asset Management, LP, Madryn Health Partners, LP, Madryn Health Partners (Cayman Master), LP, Madryn Health Advisors, LP, Madryn Health Advisors GP, LLC, Madryn Select Opportunities, LP, Madryn Select Advisors, LP, Madryn Select Advisors GP, LLC and Avinash Amin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of SomaLogic in connection with the Special Meeting. On December 18, 2023, the Participants filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying GREEN Proxy Card in connection with their solicitation of proxies from the stockholders of SomaLogic for the Special Meeting. MADRYN STRONGLY ADVISES ALL STOCKHOLDERS OF SOMALOGIC TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN SOMALOGIC, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN Proxy Card will be furnished to some or all SomaLogic stockholders and is, along with other relevant documents, publicly available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Madryn Asset Management, LP.

Exhibit 1

Happy New Year. As we approach the SomaLogic shareholder vote on the proposed merger with Standard BioTools I wanted to flag the latest developments and points for you:

•

Over the weekend, yet another shareholder (Boston Millennia) came out in opposition to the proposed merger. Currently five significant shareholders (Madryn, Tikvah Management, Skye Fund III, Boston Millennia and Lawrence Gold & affiliates) are public with their intent to vote against the deal.

•	We issued a press release last Friday pointing to the high level of shareholder opposition and reiterating our concerns around the transaction (this release is pasted below and can be found here).

•	I’d like to reiterate some of the top troubling elements of this transaction as you consider your vote:

•	Conflicted process and lack of disclosure:

•

FACT: SomaLogic waited until December 21, two weeks before the Special Meeting and three weeks after filing its merger proxy, to disclose significant conflicts of interest between Eli Casdin and the members of the Transaction Committee, including that the head of the Transaction Committee, Troy Cox, has a $1 million investment in Casdin Capital.

•	FACT: Eli Casdin sits on both the SomaLogic and Standard BioTools boards, and his recusal from merger discussions took place after talks between the companies were initiated.

•	FACT: The Company’s financial advisor is not independent. Even before the deal is closed, PWP has agreed to represent another Casdin-owned company in a separate transaction.

•

FACT: The due diligence process essentially lasted for two weeks. The merger proxy shows that access to the parties’ respective data rooms opened on September 20, 2023, and the merger was announced only two weeks later.

•

Additionally, as you likely know, there is ongoing litigation with SomaLogic founder Larry Gold suing SomaLogic. It is our belief that the litigation process may reveal more details about the weak process undertaken by the SomaLogic Board.

•	The transaction deeply undervalues SomaLogic and positions its shareholders poorly:

•

FACT: The current merger consideration is nearly equivalent to SomaLogic’s $450 million in cash, therefore assigning $0 in value to the Company’s valuable IP, customer relationships, and the various growth catalysts currently underway. This is essentially a takeunder. With the negative market reaction to the transaction’s announcement, as of Friday’s close of trading the merger consideration represented only a 1.7% premium to SLGC’s most recently reported cash.

•

FACT: SomaLogic shareholders will be subordinated to Standard BioTools Series B Preferred Equity holders, who have outsized voting and consent rights over matters such as issuing new securities, declaration or payment of dividends, any increase in the number of directors beyond seven, hiring/termination of CEO, etc.

•	There is no reason to transact now.

•	Better alternatives exist that would lead to a much brighter future for SomaLogic and its shareholders. As we have articulated, the Company should:

•	Refresh the Board methodically with three highly qualified and independent directors.

•	Install a commercially focused management team.

•	Implement operational enhancements, including commercial progress with the distributed kit pilot and cost savings initiatives that are already underway.

•	Consider strategic alternatives on an appropriate timeline once other steps are underway.

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Madryn Asset Management Highlights Increasing Public Shareholder Opposition to Value-Destructive SomaLogic Merger and Calls on Company to Make Additional Disclosures

Highlights That Four SomaLogic Shareholders Have Now Openly Stated Their Intention to Vote “AGAINST” the Proposed Merger with Standard BioTools

Urges Fellow Shareholders to Vote “AGAINST” the Proposed Merger and Allow SomaLogic to Pursue Value-Enhancing Alternatives

December 29, 2023 07:10 PM Eastern Standard Time

NEW YORK—(BUSINESS WIRE)—Madryn Asset Management, LP (collectively with its affiliates, “Madryn” or “we”), a holder of approximately 4.2% of the outstanding common stock of SomaLogic, Inc. (“SomaLogic” or the “Company”) (Nasdaq: SLGC), today issued the following statement regarding the proposed merger (the “Proposed Merger” or the “Transaction”) with Standard BioTools Inc. (“Standard BioTools”) (Nasdaq: LAB).

We would like to thank the many shareholders and stakeholders who have engaged in a productive dialogue with us and those who have already made their opposition to the Proposed Merger known, either publicly or privately. As we quickly approach the January 4th Special Meeting of Shareholders, we want to reiterate our strong opposition to the Transaction because it (i.) dramatically undervalues the Company, (ii.) results from what was clearly a sham process and (iii.) robs SomaLogic shareholders of the potential value that could stem from a range of other alternatives. We ask that investors carefully consider the analysis and facts published by Madryn, rather than relying on proxy advisory firms that inexplicably recommend shareholders trade a company with $2.41 per share in cash for LAB shares worth $2.45.

We urge all parties to take note of the following points:

Public Shareholder Opposition to the Proposed Merger is Significant

SomaLogic founder Lawrence Gold’s letter yesterday indicating he is against the Proposed Merger is just the latest in a string of public statements from shareholders registering their discontent. In addition to Madryn, Skye Fund III and Tikvah Management have also made their opposition known – making for a total of four separate significant shareholders voting against the Transaction – as well as the former CEO, Roy Smythe, suing the Company.

As a reminder, the recommendation from proxy advisory service Institutional Shareholder Services, Inc. (“ISS”) only offered “cautionary support” for the Proposed Merger, which clearly leaves the door open for shareholders with reservations to vote “AGAINST” the Transaction.

The Company Must Make Additional Disclosures So Shareholders Can Make Fully Informed Decisions

SomaLogic continues to dodge critical questions and instead simply repeats the same tired and weak points in support of the Proposed Merger. Information has come to light that indicates the Company has failed to make important and robust disclosures about the merger process, in particular, to address these key questions:

•	Did the Board of Directors (the “Board”) conduct a formal search for a permanent CEO?

•	SomaLogic still has not addressed this question despite seemingly making selective disclosures to ISS.

•	How does the Board justify not including strategics such as Laboratory Corporation of America Holdings (“Labcorp”) (NYSE: LH) – in what it implies was a thorough and independent process?

•

As we recently disclosed, the Transaction Committee of the Company’s Board did not pursue a substantive dialogue with Labcorp, one of the industry’s most logical strategics, with a $19 billion market capitalization – before recommending shareholders vote for the Proposed Merger.

•	Did the Board evaluate other companies associated with Eli Casdin as part of its process, and was that evaluation the result of pressure from Mr. Casdin?

•

In addition to the numerous conflicts of interest inherent in the merger process that benefit Mr. Casdin, we have reason to believe that he may have pressured the Board to consider additional sub-par potential merger/acquisition partners in which he also has an interest.

The Merger Consideration Does Not Offer a Reasonable Premium to the Company’s Cash

SomaLogic has valuable assets, including intellectual property, relationships and revenues. Despite this, the value of the merger consideration is currently approximately 1.7% above the value of the Company’s most recently reported cash balance. Shareholders of SomaLogic who wish to maximize the long-term value of their shares must reject the Proposed Merger because it does not deliver a control premium that is proportional to the potential value of the Company’s cash, let alone the potential value of its business. With value-creating catalysts (the 11k assay rollout, the Illumina-partnered kits and $27 million of cost saving initiatives) on the verge of taking hold and hundreds of millions of dollars available to move towards commercialization, now is arguably the worst time to complete a transaction.

Better Value-Creating Alternatives Exist for SomaLogic

As we have comprehensively articulated, SomaLogic has exciting opportunities to create value by terminating the Proposed Merger and pursuing alternative paths. The Company should immediately activate the following simple five-point plan:

1.	Resolve Litigation and Shareholder Disputes

2.	Refresh the Board in a Methodical Way

3.	Install a Commercially Focused Management Team

4.	Implement Operational Enhancements

5.	Consider Strategic Alternatives on an Appropriate Timeline

Shareholders should not accept what is clearly a flawed and value-destructive deal. We look forward to continuing to communicate further in the days ahead.

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Madryn Urges SomaLogic Shareholders to Vote “AGAINST” the Proposed Merger

Voting “AGAINST” the Proposed Merger Will Protect the Value of Your Investment and Will Position SomaLogic to Pursue Vastly Superior Alternatives

Visit www.NoSomaLogicMerger.com for Additional Information

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About Madryn Asset Management

Madryn Asset Management is a leading alternative asset management firm that invests in innovative healthcare companies specializing in unique and transformative products, technologies and services. The firm draws on its extensive and diverse experience spanning the investment management and healthcare industries and employs an independent research process based on original insights to target attractive economic opportunities that deliver strong risk-adjusted and absolute returns for its limited partners while creating long-term value in support of its portfolio companies.